UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Section 240.14a.12

LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which the transaction applies: __________________________________________________________________

2)	Aggregate number of securities to which transaction applies: __________________________________________________________________

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________

4)	Proposed maximum aggregate value of transaction: __________________________________________________________________

5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid: __________________________________________________________________
2.	Form, Schedule or Registration No.: __________________________________________________________________

3.	Filing Party: __________________________________________________________________

4.	Date Filed: __________________________________________________________________

On March 5, 2009, LCA-Vision Inc. released the following press release.

News Release

Leading Proxy Advisory Firm RiskMetrics Recommends Shareholders Support
LCA-Vision Board of Directors and Reject All Proposals by Dissident Joffe Group

Urges LCA-Vision Stockholders to Vote the GOLD Card

CINCINNATI (March 5, 2009) – LCA-Vision Inc. (NASDAQ: LCAV) announces that RiskMetrics Group’s ISS Governance Services has recommended that LCA-Vision stockholders vote to retain the Company’s current Board of Directors and reject all proposals, including the removal of the current Directors and election of replacement Directors, in the Joffe Group’s consent solicitation.  After in-person meetings with LCA-Vision Board and management representatives as well as with the dissident group, and conducting a thorough analysis of their proposals and supporting statements, RiskMetrics recommends that LCA-Vision stockholders vote in support of the Board and management on all proposals.

RiskMetrics Group is a leading proxy advisory firm, and its analyses and recommendations are relied upon by many of the world’s leading institutional investors.

“In evaluating the questions of whether change in management at LCA-Vision is warranted and whether stockholders might be better served by the dissidents’ proposals, RiskMetrics responded with a clear and convincing ‘no’ to both,” said Steven Straus, LCA-Vision chief executive officer.  “Current management and the Board of Directors are working diligently to build stockholder value.  We have undertaken a multi-initiative plan that encompasses all aspects of our business and are delighted that RiskMetrics recognizes our actions and accomplishments.  We urge our stockholders to follow the recommendations of RiskMetrics and last week’s recommendations by Glass Lewis in voting for our current Board and in support of the current management team.”

In its report dated March 4, 2009, RiskMetrics states, among other things:

•
Under the leadership of CEO Steve Straus, LCA’s current management has responded to challenging economic conditions with a strategy “meant to position LCA to weather a sustained period of declining procedure volume.”

•	RiskMetrics also recognizes LCA’s performance improvements in recent quarters, including a gain in market share during the fourth quarter of 2008.

•
Regarding Stephen Joffe, the report states, “…we have governance concerns that preclude us from recommending support for him,” and added, “We note that none of the other dissident [Board of Director] nominees have relevant company or industry specific experience.”

Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

  Earning Trust Every Moment.
                                                                                     Transforming Lives Every Day.
For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

#   #   #